Exhibit 99.1
     NationsBank Corporation
     NationsBank Corporate Center
     Charlotte, NC 28255

NationsBank                                                       News Release

            NationsBank and Barnett Banks, Inc. to Combine


            FOR IMMEDIATE RELEASE



            August 29, 1997--NationsBank Corporation (NYSE: NB) and Barnett Banks, Inc. (NYSE: BBI), today announced a definitive agreement for NationsBank to merge the two companies. The combined company will be the largest banking franchise in Florida serving more than 3.9 million households. In addition, NationsBank will be the third largest banking company in the United States with the second largest market capitalization.





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            Under terms of the agreement, NationsBank will pay a fixed exchange ratio of 1.1875 shares of its stock for each outstanding share of Barnett stock. Based on the NationsBank closing price on August 28, 1997, this exchange ratio represents a price of $75.18 for each Barnett share, resulting in a purchase price of approximately $15.5 billion, following the issuance of 245 million shares. The transaction is expected to close some time in the first quarter of 1998.


            The transaction is expected to be accretive to NationsBank earnings by 1999.


            The stock-for-stock transaction will be accounted for on a pooling-of-interest basis, enabling Barnett shareholders to exchange their shares for NationsBank shares on a tax-free basis.


            "This merger vaults us to a commanding position in the best growth markets in the United States," said Hugh L. McColl, Jr., chief executive officer of NationsBank. "It reinforces our position as the banking industry's premier growth franchise and creates a powerful, diversified financial services organization providing unmatched convenience and value to millions of individuals and small businesses."

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            The Florida bank on a stand-alone basis will be the 10th largest bank in the United States and will be headquartered in Jacksonville.


            "This is the right merger at the right time for both our companies," said Charles E. Rice, chairman of Barnett Banks, Inc. "By combining our market strengths and managerial talents we can take full advantage of developments in technology, the ongoing consolidation in our industry and the changing financial services landscape to create superior shareholder value today and into the next century."



            Rice will become chairman of NationsBank Corporation following the retirement of current Chairman Andy Craig at the 1998 annual meeting. McColl will remain chief executive officer of Nationsbank Corporation. Also, Allen L. Lastinger Jr., who currently serves as president and chief operating officer of Barnett Banks, Inc., will be named chairman and chief operating officer of NationsBank Florida and be the executive responsible for all banking activities in Florida. Alex Sink, currently president of NationsBank Florida, will remain president of NationsBank Florida, will remain president of the newly combined companies and, along with Lastinger, will be responsible for all activities relating to the transition.

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            Following the merger, NationsBank will have assets of approximately
            $290 billion, loans of $180 billion, deposits of $168 billion and shareholder's equity of $24 billion.


            NationsBank projects $915 million in annual cost savings from the merger, fully realized by 1999. This represents a 55 percent reduction in the expense base of Barnett after disposition. These cost savings will come in the areas of delivery systems, vendor leverage and business line and facility consolidation.


            The merger will create an unmatched banking franchise in Florida. It will provide customers with the largest number of banking centers and Automated Teller Machines (ATMs) in the state. The two companies are national leaders in several product lines, generating $7.5 billion in automobile loans and $3 billion in home equity loans in 1996.


            NationsBank and Barnett also are among the largest lenders to small businesses in the state, including SBA-guaranteed small business loans. Small business customers will continue to have their needs met by bankers who work in local markets.

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            The companies also are leaders in community development and investment initiatives and have excellent Community Reinvestment Act track records. Following the merger, NationsBank also will continue and expand Barnett's "Take Stock in Children" program, which provides scholarships and mentoring to at-risk children.


            Five current members of Barnett's board of directors, including Rice, will be added to the NationsBank Corporation Board of Directors.


            The merger has been unanimously approved by the boards of both companies. It is subject to the approval of Barnett and NationsBank shareholders and the appropriate regulatory authorities. In addition, this will not impact the acquisition of Montgomery Securities by NationsBank.

            NationsBank, headquartered in Charlotte, N.C., has primary retail and commercial banking operations in 16 states and the District of Columbia. As of June 30, 1997, NationsBank had total assets of $240 billion. With $44 billion in assets, Barnett Banks, Inc., is the leading financial institution in Florida and ranked in the top 25 in the United States. The company provides a comprehensive line of banking and related financial services to consumers and businesses.


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            Editor's Note: A conference call for media is scheduled for
            4 p.m. (EDT). The number to call is (913)n 749-9448, ID#NB929.


            Contacts for NationsBank:


                         Scott Scredon        404-607-5249
                         Fred Hannon          704-386-9535
                         Sheryl McAlister     704-386-3150
                         Dick Stilley         704-386-8135

            Contact for Barnett:
                         Jerri Franz          904-791-5455


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